EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I/A
(Form Type)
HPS CORPORATE CAPITAL SOLUTIONS FUND
(Exact Name of Registrant as Specified in its Charter)
Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$54,887,726(a)	0.0001381	—
Fees Previously Paid	—	—	$7,579.99(b)
Total Transaction Valuation	$54,887,726(a)
Total Fees Due for Filing			$7,579.99(b)
Total Fees Previously Paid			$7,579.99(b)
Total Fee Offsets			—
Net Fee Due			$0.00

(a)
The transaction value is calculated as the estimated aggregate maximum purchase price for Shares. The fee of $7,579.99(b) was paid in connection with the filing of the Schedule TO-I by HPS Corporate Capital Solutions Fund (File No. 005-94572) on November 3, 2025 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $138.10 per $1,000,000 of the transaction value.
Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	HPS Corporate Capital Solutions Fund	SC TO-I	005-94572	November 3, 2025		$7,579.99
Fee Offset Sources					November 3, 2025		$7,579.99